Exhibit 99.2

JARDEN CORPORATION

Reconciliation of GAAP to NON GAAP

For the three and nine months ended September 30, 2009 and 2008

	Three months ended		Nine months ended
(in millions)	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Reconciliation of Non-GAAP measure:
Net income	73.7	63.8	127.5	111.5
Income tax provision	45.9	36.3	78.5	70.3
Interest expense, net	35.2	44.0	110.2	132.8
Depreciation and amortization	32.7	30.8	94.4	89.7

Earnings before interest, taxes, depreciation and amortization (EBITDA)	187.5	174.9	410.6	404.3

Other adjustments:
Reorganization, acquisition-related integration costs, net	4.3	12.8	19.3	34.6

As Adjusted EBITDA (Segment Earnings)	$191.8	$187.7	$429.9	$438.9

Free cash flow is defined as operating cash flow less capital expenditures for the period.